Consulting Agreement

THIS CONSULTING AGREEMENT (the "**Agreement**") effective as of the 27th day of August, 2007 (the "**Effective Date**")

BETWEEN

BUCKINGHAM EXPLORATION INC.
1978 Vine Street, Suite 502
Vancouver, British Columbia
Canada V6K 4S1

(the "Company")

AND

WINGSPAN FOUNDATION
Arango Orillac Building
2nd Floor, East 54th Street
Panama

(the "Consultant")

WHEREAS:

A. The Company is engaged in the acquisition and exploitation of mineral properties; and

B Consultant is in the business of assisting public companies in management consulting, financial advisory, strategic business planning, and investor and public relations strategies;

C. The Company wishes to retain and Consultant has agreed to provide Consultant's services to the Company on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DUTIES AND ENGAGEMENT

1.1 The Company hereby engages Consultant as an independent contractor and Consultant accepts such engagement. During the term of the engagement Consultant shall provide the following services to the Company, as requested by and in accordance with the reasonable instructions of the President of the Company from time to time (the "**Services**"):

(a) Operational Consulting. Consultant shall establish and manage the day to day operations and records of the Company at the Company's satellite office in Cañon City, Colorado;

(b) Financial Consultation. Consultant shall consult with the Company's management concerning marketing surveys, investor accreditation, expansion of the Company's investor base, strategic business planning, broker relations, development of an acquisition profile and structure, and financing alternatives

and sources. Without limiting the foregoing, Consultant shall use its best efforts to initiate communication and meetings for the Company with institutional and individual investors, independent money managers and market makers;

(c) Management Liaison. Consultant shall liaise with and assist the Company's legal counsel, accountants and auditors in the production of legal, accounting and audit documents, including but not limited to regulatory disclosure documents;

(d) Public Relations. Consultant shall carry on investor and public relations for the Company, including but not limited to the administration of all print and electronic advertising and promotions, including newsletter campaigns, broker solicitation campaigns, direct mail campaigns, and investment publication advertisements;

(e) Press Releases. Consultant shall meaningfully assist the Company with the preparation and dissemination of press releases and other stockholder communications; and

(f) Website and Investor Database. Consultant shall organize and maintain the Company's webpage and investor database.

2. LIMITATION ON DUTIES

2.1 In carrying out the Services Consultant shall:

(a) Not disseminate any press release, or any information to investors or to the general public until it has been approved for dissemination by the Company;

(b) Ensure that the Company has filed or has arranged to file the required disclosure on Form 8-K with the Securities and Exchange Commission PRIOR to the dissemination of any and all press releases;

(c) Only send out information by way of electronic mail to individuals who have subscribed to an "opt-in" mailing list;

(d) Not to send out mass or "spam" emails;

(e) Not disclose any information about the Company, its business, or its subsidiaries to anyone prior to the information being released to the general public, unless specifically given written permission to make the specific disclosure by the Company.

(f) Render and perform the Services to the best of its skill and ability in accordance with best professional practices;

(g) Exercise only such powers and perform such duties in relation to the business of the Company as may from time to time be vested in or assigned to it in writing by the Company and comply with all reasonable directions given to it by the Company in connection with the provision of the Services;

(h) Not hold itself out as being able to commit the Company, or hold itself out as an agent, partner, joint venturer, employee, director or officer of the Company; and

(i) Not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior consent in each instance.

3 TERM

31 The term (the "**Term**") of this Agreement shall commence as of June 1, 2007 and shall continue through May 31, 2008, unless terminated at such earlier time by either of the parties pursuant to below section 5, and shall be renewable for a period of one year at the Company's option, which option may be exercised by the Company by providing written notice to Consultant of same by April 30, 2008.

4 COMPENSATION AND EXPENSES

4.1 Monthly Fee. As consideration for the provision of the Services, the Company shall pay to Consultant a monthly fee of US$10,000 per month (pro-rated on a daily basis for partial months) (the "**Monthly Compensation**") payable on the 1st business day of each month during the Term commencing on the Effective Date. The Monthly Compensation shall be payable by wire transfer to the following account:

Wingspan Foundation

Bank: The Royal Bank of Scotland International

Branch Address: 71 BATH STR
ST HELIER
JERSEY CHANNEL ISLANDS

Account Number: 1028-50346841

4.2 Monthly Invoice. The Company's obligation to pay each applicable installment of the Monthly Compensation subsequent to its initial installment shall be subject to Consultant delivering to the Company, not later than the last business day of each month during the Term, a detailed invoice of all Services performed or initiatives taken by Consultant in accordance with this Agreement during the preceding applicable monthly period.

4.3 Expenses. The parties agree that the Monthly Compensation hereunder shall be inclusive of any and all fees or expenses incurred by Consultant pursuant to this Agreement, including but not limited to the costs of rendering the Services, unless otherwise agreed by the parties in writing. Notwithstanding the foregoing, the Company hereby pre-approves and agrees to reimburse Consultant for up to USD$7,000 in monthly travel expenses incurred by Consultant in relation to the provision of the Services, provided that Consultant shall submit to Company an itemized written account of each expense claimed by Consultant hereunder, together with corresponding receipts,

account statement or other proof of purchase in a form acceptable to Company, within 10 business days after Consultant incurs each applicable expense.

4.4 Options. In addition to the Monthly Compensation, the Company shall grant to Consultant 1,000,000 options (the "**Options**") to purchase common shares in the Company at a purchase price of USD$0.60 per share. The Options shall vest immediately upon execution of this Agreement and have an expiration date of 2 years from the date of this Agreement or 30 days following the termination of this Agreement, whichever is earlier. Further terms of the Options are set out in an Option Agreement between the Company and Consultant attached hereto and incorporated into this Agreement as Exhibit "A".

5. TERMINATION AND DEFAULT.

5.1 Termination without Cause. Each party shall have the right to terminate this Agreement at any time by providing written notice to the other not less than 30 days prior to the desired date of termination.

5.2 Termination for Default. If either party (i) breaches any warranty or other material provision of this agreement, (ii) files a voluntary petition in bankruptcy, (iii) is subject to an involuntary petition in bankruptcy filed against it, or (iv) if a trustee or liquidator is appointed for either party, whether directly or in relation to that parties properties (each and all such events being herein defined as "default") then at any time during the continuance of such default the other party may, in addition to any other rights it may have at law or in equity, suspend delivery or performance of the Services as are affected by such default, and/or terminate this Agreement with respect to all Services or such Services as are affected by such default. A default by either party under this Agreement shall not be deemed to be a default under any and all other agreements between Consultant and the Company.

Notwithstanding the foregoing, the party relying on such default shall provide written notice of its intention to terminate this Agreement by reason of default hereunder and the defaulting party shall have seven days from its receipt of such notice within which to cure such default (provided that the foregoing notice requirement shall not apply in the case of default which, by its nature, cannot be cured within seven days).

5.3 Force Majeure. If it shall be impossible or become illegal for either party to substantially perform hereunder as required for a temporary period due to strike, flood or other natural calamity or catastrophe or due to governmental law, order or regulation, then such impossibility shall not constitute a default hereunder, and each of the provisions hereof shall continue with full force and effect; except that the Term of this Agreement shall be extended for a term equal to the duration of such temporary impossibility of performance. If such impossibility by either party shall continue for a period of more than seven days, either party may then terminate this Agreement by providing written notice to the other.

6. NON-EXCLUSIVITY

6.1 The Company acknowledges that Consultant is engaged in other business activities, and that it shall continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement provided that the Services shall be rendered to the Company on a first priority basis without exception.

7. CONFIDENTIALITY

7.1 "**Confidential Information**" means the specific terms and conditions set forth in this Agreement, and any information of the Company, or of any entity controlling, controlled by, or under common control with the Company (individually and collectively an "**Affiliate**"), which information is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, technical or non-technical data, know-how, formulas, patterns, compilations, computer programs and software (including source and object code), devices, drawings, processes, methods, techniques, financial and product plans or data, lists of or information regarding actual or potential customers or suppliers, and other business information which: (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.2 Consultant acknowledges that certain of the material and information made available to Consultant by the Company in the performance of the Services shall constitute Confidential Information. Consultant recognizes that the Confidential Information is the sole and exclusive property of the Company, and Consultant shall use its best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information. Consultant shall not, directly or indirectly, use or disclose the Confidential Information, whether or not acquired, learned, obtained or developed by Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Company.

7.3 The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by Consultant or by others, and Consultant agrees that upon termination of this Agreement it shall deliver promptly to the Company all such tangible parts of the Confidential Information including records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment, or other documents or property which are in the possession or under the control of Consultant without retaining copies thereof.

7.4 Each of the obligations of Consultant in this section 7 shall also apply to any confidential information of customers, joint venture parties, partners, employees, contractors, directors, officers or shareholders of the Company or an Affiliate, or to any other entities of any nature whatsoever with whom the Company or any Affiliate has business relations.

7.5 Notwithstanding the foregoing provisions of this clause, Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that the Confidential Information:

(a) was in the public domain prior to the Effective Date of this Agreement or subsequently came into the public domain through no fault of Consultant;

(b) was lawfully received by Consultant from a third party, which third party was, to the knowledge of Consultant, free of any obligation of confidentiality;

(c) was already in the lawful possession of Consultant without an obligation to maintain its confidentiality prior to its disclosure to Consultant;

(d) is required to be disclosed by applicable law, or in a judicial or administrative proceeding, but only so long as Consultant, to the extent it is not legally prohibited, gives the Company notice, prior to any disclosure, of any request to disclose Confidential Information so that the Company has an opportunity to object to the production or disclosure of the requested information. In the event that Confidential Information is produced under such legal compulsion, such production shall be strictly limited to the requesting party as dictated by applicable law or court order, shall be limited in scope to the extent practicable, and shall not otherwise affect the confidential nature of such Confidential Information;

(e) can be proven to have been subsequently and independently developed, without violation of this Agreement, by employees, consultants or agents of the Consultant who did not have access to the Confidential Information; or

(f) is disclosed by Consultant in accordance with the prior written approval of the Company, but only to the extent allowed and for the limited purposes specified in such written approval. Such permitted disclosure shall not otherwise affect the confidential nature of such Confidential Information.

7.5 For purposes of this Agreement, Confidential Information shall not be deemed to be in the public domain or be in Consultant's lawful possession merely because it consists of components that are within the public domain.

7.6 The covenants and agreements contained in this section 7 shall survive the termination of this Agreement.

8. NON-SOLICITATION

8.1 Consultant shall not during the Term of this Agreement hire or take away or cause to be hired or taken away any employee or consultant of the Company. Additionally, for a period of 12 months following the termination of this Agreement, Consultant shall not hire or take away or cause to be hired or taken away any employee or consultant who was in the employ of the Company during the 12 months preceding such termination.

9. GRANT OF RIGHTS

9.1 Consultant agrees that the results and proceeds of Consultant's Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under the Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions. All work and materials, including all intellectual property and any other rights, including without limitation copyright, all rental and lending rights thereto, which Consultant may have in and to the results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company, and are otherwise hereby assigned to the Company as and when created. Consultant hereby waives in favour of the Company any moral rights which it may have, if any, in and to any works, materials, or services which it may provide or create hereunder.

10. REPRESENTATIONS AND WARRANTIES

10.1 Consultant represents, warrants and covenants to the Company as follows:

(a) All material, notes, writings, or ideas written, submitted or published by Consultant pursuant to this Agreement shall be wholly original with Consultant or based on materials supplied by the Company and shall not be copied in whole or in part from any other work except to the extent that such work is non-proprietary, in the public domain, or duly licensed on behalf of the Company pursuant to this Agreement;

(b) To the best of Consultant's knowledge, information and belief, all of the results and proceeds of Consultant's Services will not defame any person and will not infringe upon the copyright, moral rights, publicity rights, privacy rights or any other right of any person, or company or violate any law, regulation, or judicial or governmental order.

11. INDEMNIFICATION

11.1 The Company agrees to indemnify and hold harmless Consultant its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns, against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and shall reimburse Consultant, or any such other person, for any legal or other expenses reasonably incurred by Consultant, or any such other person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

(b) Consultant agrees to indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any

breach of Consultant's representations and warranties contained in, or by any breach of any other provision of, this Agreement by Consultant.

12. MISCELLANEOUS PROVISIONS

12.1 Relationship Between the Parties. Nothing contained in this Agreement shall be construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership). It is expressly understood that the relationship between the parties shall be that of independent contractors, whether for the purposes of the Income Tax Act (Canada), provincial taxation legislation or otherwise.

12.2 Time. Time is of the essence of this Agreement.

12.3 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

12.4 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

12.5 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

12.6 Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

12.7 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

12.8 Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

12.9 Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

12.10 Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

12.11 Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this Agreement as though the signature was an original.

12.13 Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

12.14 Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

12.15 Jurisdiction. The parties hereby attorn to the jurisdiction of the provincial and federal courts located in the city of Vancouver, British Columbia for all matters arising from this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, as of the day, month and year first written above:

BUCKINGHAM EXPLORATION INC.

By: C. R. Relph
C. Robin Relph
Its: President and Chief Executive Officer

WINGSPAN FOUNDATION

By: ______________________
Its: Authorized Signatory O.b.o. CENTURION ADMINISTRATORS S.A.
Name: ANTHONY DIRK LOWES
Title: ______________________ COUNSEL MEMBERS